EXHIBIT 23.5

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

April 21, 2008

EnCana Corporation.

855 - 2 Street SW Suite 1800

Calgary, Alberta T2P 2S5

Re:	Registration Statement on Form F-3 (United States Securities and
Exchange Commission)

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and our report entitled "Appraisal Report as of December 31, 2007 on Certain Properties owned by EnCana Oil & Gas (USA) Inc. SEC Case" (our Report) and the inclusion and incorporation by reference of information derived from our Report evaluating a portion of EnCana Corporation's petroleum and natural gas reserves as of December 31, 2007, in the EnCana Corporation registration statement on Form F-3.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON